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                      REPORTING SERVICE ASSOCIATES, INC.
                      225 South 15th Street - 22nd Floor
                       Philadelphia, Pennsylvania  19102



                                 April 1, 1998



U.S. Legal Support, Inc.
1001 Fannin Street - Suite 650
Houston, Texas  77002

ATTENTION:  Mr. Richard O. Looney
            Chairman, President, and C.E.O.


RE:  Agreement of Purchase and Sale of Assets dated
     Effective September 24, 1997 (the "Agreement")

Dear Mr. Looney:

     Pursuant to the terms and provisions of the Agreement of Purchase and Sale of Assets entered into and effective as of September 24, 1997 by and among LITIGATION RESOURCES OF AMERICA - NORTHEAST, INC., and LITIGATION RESOURCES OF AMERICA, INC. (now known as U.S. LEGAL SUPPORT, INC.), and REPORTING SERVICE ASSOCIATES, INC., as well as the related Letter Agreement dated September 15, 1997 between the same parties and the extension of the aforesaid Letter Agreement dated on or about December 8, 1997, as well as the terms and provisions of related and ancillary agreements and documents (hereinafter all sometimes referred to as the "Agreement"), and, in view of the failure of U.S. Legal Support, Inc. to close by March 31, 1998 on the IPO contemplated by the foregoing agreements and documents and by the failure to consummate by March 31, 1998 (the last possible Closing Date provided by the foregoing Agreement) the transactions contemplated by the foregoing, please be advised that in accordance with Section 8.3 of the foregoing September 24, 1997 Agreement, said Agreement is herewith terminated effective as of 12:01 A.M. this morning, April 1, 1998. Accordingly, neither we nor you are now bound by the terms and provisions of the Agreement.

     We appreciate the efforts you have expended in this matter and are saddened that they did not come to fruition.

                              Very truly yours,

                              REPORTING SERVICE ASSOCIATES, INC.



                              By:
                                 -----------------------------------------
                                    LEE R. GOLDSTEIN, President


LRG:lds

cc:  Benjamin S. Ohrenstein, Esquire